Exhibit 99.1

                 iMergent Reports Record First Quarter Revenue

     OREM, Utah--(BUSINESS WIRE)--Oct. 26, 2004--

         First Quarter Revenue Grew 26%; Earnings before Taxes Rose 30%;
             EBT per Diluted Share Increased to $0.23; EPS of $0.14
                       per Diluted Share for First Quarter

     iMergent, Inc., (AMEX:IIG) a leading provider of eCommerce and software for small businesses and entrepreneurs, announced its results for the fiscal first quarter ended September 30, 2004.
     Total revenue for the fiscal first quarter 2005 ended September 30, 2004 rose 25.8 percent to $23.7 million from $18.8 million in the same quarter of 2004. In the first quarter of 2005, the company hosted 169 workshops, of which 29 were international, compared to the first quarter of 2004, when the company conducted 118 workshops, none of which were international.
     Brandon Lewis, president and chief operating officer, said, "iMergent continued to deliver strong growth this quarter both internationally and domestically. In order to support our rapid growth we accelerated expansion of our sales resources and product capabilities for all markets. Our fifth sales team has completed its extensive training and will be on the road next week. We have also built a flexible infrastructure to deploy additional sales teams when necessary to support our continued growth. We are particularly pleased that our growth in earnings exceeded our growth in sales even as we accelerated our investment in sales."
     Compared to first quarter 2004, gross profit for the quarter rose 18.3 percent to $17.1 million, although gross profit as a percent of sales decreased to 72.3 percent as the cost of revenue increased with costs associated with training our fifth sales team prior to its launch on November 1st. Operating expenses for the quarter were $15.1 million compared to $12.6 million in 2004, due primarily to our sales and market expansions. As a percent of sales, operating expenses decreased 3.1 percent to 63.8 percent of sales compared with
66.9 percent in the first quarter of 2004, reflecting continuing increasing efficiency associated with cost management as well as the company's leverageable business model.
     Don Danks, chairman and chief executive officer, stated, "We are excited that we have made substantial progress during the first quarter on the programs we announced previously for fiscal 2005. We initiated testing of our model in both additional European markets and in Asia, which provides the basis for our continued significant international expansion. We are thrilled about our eBay expansion, both the software functionality for uploading to eBay, and the exceptionally well received one day training product. This eBay training offering is an example of how we provide value to our merchants, while increasing our revenue and earnings, and at the same time creating additional opportunities for ancillary product sales and ongoing recurring revenues. With our expanded global sales reach and our existing and future partnerships, we are making progress on our goal of becoming the leading supplier of ecommerce solutions to small business worldwide."
     Earnings before income taxes (EBT) for the first quarter 2005 increased
30.0 percent to $2.8 million from $2.2 million in the same quarter of 2004. EBT per diluted share also increased to $0.23 for the first quarter 2005 from $0.18 for the first quarter of 2004. This quarter the company recorded a 38 percent tax provision, which is primarily non-cash, compared to no taxes in the first quarter of 2004. Consequently, net income for the fiscal first quarter decreased to $1.7 million, or $0.14 per diluted share, compared to net income of $2.2 million, or $0.18 per diluted share, for the comparable quarter of the prior fiscal year when the company was not yet required to record income tax provisions.

     Recent and First Quarter Highlights

     -- In October, began conducting a new full-day workshop entitled Online Auction Success -- The Power of eBay(R) to teach users how to best benefit from the latest StoresOnline(TM) product enhancement, namely using eBay.

     --   In October, announced plans to launch a 5th sales team on November
          1st.

     -- Throughout the quarter, continued the international expansion hosting 29 workshops including test workshops in Europe and initiating test marketing in Singapore, Hong Kong and Malaysia.

     --   On August 16, 2004, iMergent was listed on the American Stock
          Exchange.

     -- In August, improved financial flexibility to pursue growth initiatives by establishing a $5 million line of credit with Bank One and replacing the former line.

     -- In July, unveiled the StoresOnline product enhancement providing UPS Online(R) Tools functionality.

     Robert Lewis, chief financial officer, added, "We are pleased to see our tight financial controls and prudent financial decisions have again resulted in a very successful quarter for iMergent. Our first quarter results are typically tempered by the seasonality of the summer months; however, the solid results provided today show the strength and stability of the core iMergent business. We have increased total revenue 26 percent over the prior year quarter and anticipate our many initiatives will provide us with increasing success in the future."

     Conference Call

     Management will hold a conference call to discuss these results on Tuesday, October 26, 2004 at 4:30 p.m. ET, 1:30 p.m. PT. The conference call will be broadcast live over the Internet and available for replay for 90 days following the call at the company's website, www.imergentinc.com. If you do not have Internet access, the telephone dial-in number is 800-639-0297 for domestic and 706-634-7417 for international participants. Please dial in five to ten minutes prior to the call. A telephone replay will be available through October 28, 2004; dial 706-645-9291, and enter code 1660078.

     About iMergent

     iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business product or idea via the Internet. Headquartered in Orem, Utah the company sells it's proprietary StoresOnline software and training services, helping users build a successful Internet strategy to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In addition to software, iMergent offers site development, web hosting, marketing and mentoring products. iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases.

     iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

     Safe Harbor Statement

     Statements made in this press release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of iMergent and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the Company's continued ability to increase revenue; the ability to continue to grow; both domestically and internationally; the ability to continue to expand product capability; the ability to deploy additional sales teams; the ability of the sales teams as well the new sales team to generate and increase sales; the ability to maintain and increase margins; the ability to attract new customers; sales associated with the eBay offering; the acceptance of the eBay products; iMergent's added features gaining and continuing to gain momentum in the marketplace; the ability to increase ancillary product sales; the ability to continue to offer and improve product enhancement; the ability to continue to maintain favorable lines of credit; the ability to create stronger ties with our merchants; the ability to drive longer-term web hosting relationships and recurring revenue the ability to continue to increase earnings; the ability to increase the number of workshops as well as to continue to maintain/increase training events; the Company's ability to attract and retain key management and other personnel. For a more detailed discussion of factors that affect iMergent's operating results, please refer to its SEC reports including its most recent Form 10-K and Form 10-Q. The Company undertakes no obligation to update this forward-looking information.


                         IMERGENT, INC. AND SUBSIDIARIES
                 Unaudited Condensed Consolidated Balance Sheets



                                           September 30,     June 30,
                                              2004            2004
                                          --------------  ------------
Assets

Current assets
--------------
Cash                                       $ 5,599,609    $ 4,956,512
Trade receivables, net of allowance for
 doubtful accounts of $7,565,798 at
 September 30, 2004 and $5,784,113 at
 June 30, 2004                              15,695,131     12,427,366
Inventories                                    115,986         71,416
Prepaid expenses and other current assets    1,773,505      1,145,632
Deferred tax assets - current                4,842,408      3,714,732
Credit card reserves                           522,671        596,556
                                          --------------  ------------
     Total current assets                   28,549,310     22,912,214

Property and equipment, net                    524,909        524,427
Goodwill                                       455,177        455,177
Trade receivables, net of allowance for
 doubtful accounts of $3,909,225 at
 September 30, 2004 and $3,167,216 at
 June 30, 2004                               7,580,826      6,515,102
Deferred tax assets                          7,599,244      9,406,523
Other assets                                   442,521        612,632
                                          --------------  ------------
     Total Assets                          $45,151,987    $40,426,075
                                          ==============  ===========

Liabilities and Stockholders' Equity

Current liabilities
-------------------
Accounts payable                           $ 2,629,817    $ 2,849,632
Accrued expenses and other current
 liabilities                                 4,295,877      3,367,799
Income taxes payable                           320,410        873,235
Deferred revenue                               953,795        562,076
Line of credit                               3,483,739      1,377,715
Current portion of capital lease
 obligations                                    89,846         56,682
                                          --------------  ------------
     Total current liabilities              11,773,484      9,087,139

Capital lease obligations, net of
 current portion                               146,360        201,053
Notes payable, net of current portion          400,000        400,000
                                          --------------  ------------
     Total liabilities                      12,319,844      9,688,192
                                          --------------  ------------


Stockholders' equity
--------------------
Preferred stock - authorized 5,000,000
 shares; none issued                                --             --
Common stock - authorized 100,000,000
 shares; issued and outstanding 11,658,437
 and 11,536,258 shares, at September 30,
 2004 and June 30, 2004, respectively           11,658         11,537
Additional paid-in capital                  73,678,902     73,330,600
Deferred compensation                               --         (6,112)
Accumulated other comprehensive loss            (4,902)        (4,902)
Accumulated deficit                        (40,853,515)   (42,593,240)
                                          --------------  ------------
     Total stockholders' equity             32,832,143     30,737,883
                                          --------------  ------------

Total Liabilities and Stockholders'
 Equity                                    $45,151,987    $40,426,075
                                          ==============  ============


                         IMERGENT, INC. AND SUBSIDIARIES
             Unaudited Condensed Consolidated Statements of Earnings For The Three Months Ended September 30, 2004 and 2003



                                               2004            2003
                                          --------------  ------------


Revenue                                    $23,708,737    $18,839,683

Cost of revenue                              6,575,276      4,361,702
                                          --------------  ------------

     Gross profit                           17,133,461     14,477,981

Operating Expenses

Research and Development                       139,464         76,694
Selling and marketing                        6,541,423      4,440,984
General and administrative                   2,044,489      1,862,392
Bad debt expense                             6,398,401      6,220,234
                                          --------------  ------------
     Total operating expenses               15,123,777     12,600,304
                                          --------------  ------------

Earnings from operations                     2,009,684      1,877,677

Other income (expense)
Other income                                    18,726            970
Interest income                                786,330        275,244
Interest expense                               (16,962)        (1,810)
                                          --------------  ------------
     Total other income                        788,094        274,404
                                          --------------  ------------

Earnings before income taxes                 2,797,778      2,152,081

Income tax provision                        (1,058,053)            --
                                          --------------  ------------

Net earnings                               $ 1,739,725    $ 2,152,081
                                          ==============  ============

Basic earnings per share:
     Basic                                 $      0.15    $      0.19
     Diluted                               $      0.14    $      0.18

Weighted average shares outstanding:
    Basic                                   11,580,238     11,152,998
    Diluted                                 12,288,075     11,966,483




          Earnings Before Income Taxes Per Share Calculation


                                                Three Months Ended
                                          September 30,  September 30,
                                              2004           2003
                                          -------------  -------------
Earnings before income taxes (EBT)         $ 2,797,778    $ 2,152,081

Basic EBT per share:
     Basic                                 $      0.24    $      0.19
     Diluted                               $      0.23    $      0.18

Weighted average shares outstanding:
     Basic                                  11,580,238     11,152,998
     Diluted                                12,288,075     11,966,483


     CONTACT: iMergent, Inc.
              Don Danks, 801-431-4695
              investor_relations@imergentinc.com
                  or
              Lippert/Heilshorn & Associates
              Kirsten Chapman, 415-433-3777
              David Barnard, 415-433-3777 (CFA)
              david@lhai-sf.com